CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Prospectus, which is part of the Registration Statement #333-147930 of Transdel Pharmaceuticals, Inc. (the “Company”) of Amendment No. 1 on Form SB-2 of our report, dated July 27, 2007, except for Note 7, as to which the date is September 11, 2007, on the financial statements of the Company as of December 31, 2006 and for each of the years in the two-year period then ended. We also consent to the use of our name is it appears under the caption “Experts”.

/s/ KMJ Corbin & Company, LLP
KMJ | Corbin & Company, LLP

Irvine, California
December 26, 2007

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